Exhibit 3.1

August 30, 2019

3. SurvivinQ Business Orqanization (After Conversion Entity) 4. Complete only if before conversion entity is a domestic profit corporation. 5. Complete only if before conversion entity is a nonprofit corporation and it is organized on a stock basis. Designation and number of outstanding shares in each class -------------------------6. Complete only if before conversion entity is a nonprofit corporation and it is organized on a membership basis. 7. Complete only if before conversion entity is a nonprofit corporation and it is organized on directorship basis. For a corporation organized on a directorship basis, state (a) a description of the organization of its board and (b) the number, classification, and voting rights of its directors: For a corporation organized on a membership basis, state (a) a description of its members and (b) the number, classification, and voting rights of its members: Indicate class of shares entitled to vote as a class, if any If the number of shares is subject to change prior to the effective date of the conversion, the manner in which the change may occur is as follows: Designation and number of outstanding shares in each class and series 57,098,947 Common Stock; 0 Preferred Stock Indicate class and series of shares entitled to vote c_o_m_m_o_n_S_t_o_ck _ Indicate class and series entitled to vote as a class, if any N_o_t_a...:..p..:..p_lic_a_b_le _ If the number of shares is subject to change prior to the effective date of the conversion, the manner in which the change may occur is as follows: Not applicable Governing Statute: Delaware General Corporation Law Street Address: 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 Principal Place of Business: 30142 Wixom Road, Wixom, Michigan 48393

30th August

28 August